Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES FIRST QUARTER RESULTS

Clinical Lab Revenues Increase of 36%

ST. PAUL, April 15, 2009 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the first quarter ended March 31, 2009. MEDTOX achieved a significant increase in new laboratory business for the quarter ended March 31, 2009.

For the three-month period, revenues were $20.7 million, even with the prior-year period. The Company recorded operating income of $0.9 million for the three-month period, compared to $2.7 million for the prior-year period. The Company recorded net income of $0.4 million for the three-month period, compared to $1.6 million for the prior-year period. Earnings per diluted share were $0.05, compared to $0.18 in the first quarter of 2008.

In our Laboratory Segment, revenues from drugs-of-abuse testing decreased a net 14%, to $8.4 million from $9.8 million in the prior-year period. The decrease is a result of lower testing volumes from our workplace clients due to economic conditions. Revenues from existing clients were $7.0 million, down 28% for the quarter compared to the prior-year period. The decrease in revenue was mitigated by very strong new business from laboratory drugs-of-abuse clients of $1.4 million, or a 14% increase from the prior-year period for a total of $8.4 million. New account activity in our drug laboratory both confirms and validates our strategy of gaining market share and preserving our existing clients during this recessionary period.

Our clinical laboratory expansion initiated in 2008 continues to gain momentum with record revenues of $7.7 million, compared to $5.7 million for the prior-year period. This is a quarterly increase of 36%. Within the clinical laboratory, Clinical Trial Services (CTS) revenues increased to a record $2.3 million for the quarter, compared to $1.3 million for the prior-year period; and the rest of the clinical laboratory increased to $5.4 million from $4.4 million in the prior-year period. New account activity in the clinical laboratory for the quarter was encouraging and continues to strengthen our long term view of clinical laboratory diversification efforts.

In the Diagnostic Segment, revenues were down 13% for the quarter. The reduction in revenues is primarily due to lower testing volumes from our workplace drugs-of-abuse clients.

There will be a continuing negative impact on our drugs-of-abuse testing revenues caused by economic conditions affecting hiring in 2009. This should be mitigated by our expectation of strong on-going new business activity in this market segment in 2009. Gains in drugs-of-abuse testing market share in 2007, 2008 and anticipated in 2009, will have a positive impact on our performance when economic conditions improve and hiring rebounds, since our client attrition rate continues to be minimal.

MEDTOX will hold a teleconference to discuss 2009 first quarter results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. To access the teleconference, dial (877) 795-3638 ten minutes before the scheduled start time today. International callers may access the call by dialing (719) 325-4800. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through April 22 at (888) 203-1112, passcode # 8906174. International callers may access the replay at 719-457-0820 with the same passcode # 8906174.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Forward-looking statements, including those relating to new business activity, market share, economic conditions, and momentum in our clinical laboratory business, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2008 Annual Report on Form 10-K and incorporated herein by reference. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31, 2009	March 31, 2008
REVENUES:
Laboratory services:
Drugs-of-abuse testing services	$8,446	$9,834
Clinical & other laboratory services	7,712	5,685
Product sales	4,500	5,186
	20,658	20,705

COST OF REVENUES:
Cost of services	11,117	9,604
Cost of sales	1,898	1,929
	13,015	11,533

GROSS PROFIT	7,643	9,172

OPERATING EXPENSES:
Selling, general and administrative	6,221	5,870
Research and development	570	605
	6,791	6,475

INCOME FROM OPERATIONS	852	2,697

OTHER EXPENSE:
Interest expense	(6)	(30)
Other expense	(184)	(167)
	(190)	(197)

INCOME BEFORE INCOME TAX EXPENSE	662	2,500

INCOME TAX EXPENSE	(242)	(913)

NET INCOME	$420	$1,587

BASIC EARNINGS PER COMMON SHARE	$0.05	$0.19

DILUTED EARNINGS PER COMMON SHARE	$0.05	$0.18

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,496,350	8,447,875
Diluted	8,693,042	8,968,547

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$ 3,549	$ 4,069
Accounts receivable, net	15,398	14,082
Inventories	3,947	3,900
Other current assets	4,861	4,965
Total current assets	27,755	27,016

Building, equipment and improvements, net	28,851	29,204

Other assets	17,263	17,306
Total assets	$ 73,869	$ 73,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 9,681	$ 9,624

Long-term debt	133	302

Other long-term obligations	3,336	3,135

Stockholders’ equity	60,719	60,465
Total liabilities and stockholders’ equity	$ 73,869	$ 73,526

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